Exhibit 5.1

Thomas A. Coll

+1 858 550 6013

collta@cooley.com

January 10, 2018

AmpliPhi Biosciences Corporation

3579 Valley Centre Drive

Suite 100

San Diego, CA 92130

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by AmpliPhi Biosciences Corporation, a Washington corporation (the “Company”), of 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 (the “Common Stock”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-210974) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated May 31, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related Prospectus, (b) the Company’s articles of Incorporation and bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to verify independently such matters.

Our opinion herein is expressed solely with respect to the Washington Business Corporation Act. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP     4401 Eastgate Mall     San Diego, CA     92121
t: (858) 550-6000     f: (858) 550-6420     cooley.com

AmpliPhi Biosciences Corporation

January 10, 2018

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

Cooley llp

By:	/s/	Thomas A. Coll, Esq.
Thomas A. Coll, Esq.

Cooley LLP     4401 Eastgate Mall     San Diego, CA     92121
t: (858) 550-6000     f: (858) 550-6420     cooley.com